Exhibit 99.1

Brooks Automation Reports Fiscal First Quarter of 2016 Ended December 31, 2015 Results

CHELMSFORD, Mass., February 3, 2016 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences, today reported financial results for the first fiscal quarter ended December 31, 2015.

Fiscal First Quarter of 2016 Financial and Operational Highlights:

•	Revenue was $120.0 million;

•	GAAP Net Loss was $(4.6) million with diluted EPS of $(0.07);

•	Non-GAAP Net Income was $1.2 million with diluted EPS of $0.02;

•	Total order bookings were $140.8 million (excluding bookings from BioStorage acquisition);

•	Order bookings for Life Sciences was $29.7 million (excluding BioStorage acquisition);

•	Adjusted EBITDA in the quarter was $7.5 million;

•	Total of Cash, Cash Equivalents, and Marketable Securities, as of December 31, 2015, was $65.2 million.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands, except per share data	2015	2015	2014
GAAP net (loss) income	$(4,648)	$6,563	$(2,734)
GAAP diluted (loss) earnings per share	$(0.07)	$0.10	$(0.04)

Non-GAAP net income	$1,246	$11,394	$3,443
Non-GAAP diluted earnings per share	$0.02	$0.17	$0.05
A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments
"The December quarter feels like the bottom of this semiconductor equipment cycle as we saw a rebound in semiconductor demand in our order book. Meanwhile, we continued to reduce our dependence on the cyclical semiconductor market as we booked $30 million of Life Science orders and brought the powerful capabilities of BioStorage Technologies into the Brooks family,” commented Stephen Schwartz, CEO of Brooks Automation. “Behind the strength of our close customer collaborations, we are helping our customers solve new, complex challenges every day in contamination control, vacuum automation, automated cryogenic bio-sample management, and now outsourced storage for more than 250 customers. As we move into our second fiscal quarter and into calendar year 2016, we are confident about our overall business and the new milestones we expect to reach this year.”

GAAP Summary
Revenue decreased 18% sequentially to $120.0 million in the first quarter of fiscal 2016 driven by the anticipated downturn across the semiconductor capital equipment industry, partially offset by revenue contributions from the BioStorage Technologies acquisition. Gross margin was 33.8% and operating expenses were $48.9 million. The GAAP net loss was $(4.6) million and diluted loss per share was $(0.07). The acquisition of BioStorage Technologies closed November 30, 2015 for a cash purchase price of approximately $125.5 million.

Amortization of intangibles, special charges, and one-time items are appropriately included in the GAAP summary of earnings. The impact on earnings of these items is set out in the unaudited table included with this release.

Results of Q1 Fiscal 2016 (Non-GAAP Discussion)
Non-GAAP net income was $1.2 million in the first quarter, resulting in non-GAAP earnings per share of $0.02. This compares to non-GAAP net income of $11.4 million and non-GAAP earnings per share of $0.17 in the fourth quarter. The Company recognized a tax benefit of $1.2 million in the first quarter of fiscal 2016.

As noted above, revenue for the first fiscal quarter of 2016 was $120.0 million, down 18% compared to the fourth fiscal quarter of 2015 due to anticipated declines in Product Solutions, which decreased 26% to $76.6 million. Within the segment, Contamination Control Solutions declined 53% to $8.0 million following a strong fourth quarter. The Company grew Life Sciences revenue 22% sequentially to $20.9 million, driven by $6.5 million of revenue from the BioStorage Technologies acquisition offset by a decline in the store systems business.

Adjusted gross margin, which excludes amortization, purchase accounting impacts and special charges, was 35.0% in the first quarter, down 2.1 percentage points from the prior quarter. The Product Solutions adjusted gross margin was 36.6% in the first quarter compared to 38.5% in the prior period, as lower volumes negatively impacted fixed cost absorption. Life Science adjusted gross margin improved 2.2 percentage points to 30.1% in the first quarter. Excluding the results of BioStorage Technologies for the one month of ownership, Life Sciences adjusted gross margin was 33.3%, a sequential increase of 5.4 percentage points. The Global Services adjusted gross margin was 34.0% in the first quarter compared to 37.5% in the prior quarter, impacted largely by lower volume. In summary, the total adjusted gross profit decreased by $12.1 million compared to the prior quarter, driven primarily by revenue decline across Product Solutions and Global Services.

The acquisition of BioStorage Technologies closed on November 30, 2015, providing one month of results inside this quarter. The new business provided $6.5 million of revenue and $0.2 million of operating profit for the month.

Total order bookings in the first quarter, excluding new orders for BioStorage, were $140.8 million compared to $113.5 million in the fourth quarter of 2015. The Life Sciences business had $29.7 million of new orders driven by several new large system contracts, bringing total backlog to $54.1 million and 12-month backlog to $41.5 million. Bookings for the semiconductor business in the Product Solutions and Global Services segments totaled $111.1 million, compared to $101.1 million in the fourth quarter.

Non-GAAP operating expense of $42.2 million increased $2.7 million sequentially due to selling, general and administrative expenses associated with the acquisition of BioStorage and increased stock compensation expense.

Adjusted EBITDA in the quarter was $7.5 million, and cash flow used in operations was $12.4 million in the quarter. The Company's cash, cash equivalents, and marketable securities was $65.2 million as of December 31, 2015, a decrease of $148.8 million compared to the prior quarter, which reflects the operating cash flow, the BioStorage acquisition, dividend payment and capital expenditures during the quarter.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has reiterated a dividend of $0.10 per share payable on March 24, 2016 to stockholders of record on March 4, 2016. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for Second Fiscal Quarter of 2016
The Company announced revenue and earnings guidance for the second quarter of fiscal 2016. Revenue is expected to be in the range of $133 million to $137 million and non-GAAP diluted earnings per share is expected to be in the range of $0.03 to $0.05.

Conference Call
Brooks management will webcast its first quarter earnings conference call today at 4:30 p.m. Eastern Time. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Management's responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet and, together with presentation materials referenced on the call, will be hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 800-937-4791 (US & Canada only) or 212-231-2903 to listen to the live webcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Brooks’ technologies, engineering competencies and global service capabilities provide customers speed to market and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, Brooks has been a leading partner to the global semiconductor manufacturing market and, by applying expertise in automation and cryogenics, has expanded its offerings to meet the sample storage needs of customers in the life sciences industry. Brooks recently completed a strategic acquisition of BioStorage Technologies, Inc., complementing Brooks’ life sciences offerings with comprehensive outsource services. Brooks now offers, in addition to a broad range of products and services for on-site infrastructure for sample management in temperatures of -20°C to -150°C, outsource service solutions across the complete life cycle of biological samples including collection, transportation, processing, storage, protection, retrieval and disposal. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	December 31, 2015	September 30, 2015
Assets
Current assets
Cash and cash equivalents	$55,572	$80,722
Marketable securities	41	70,021
Accounts receivable, net	102,889	86,448
Inventories	99,894	100,619
Deferred tax assets	18,917	17,609
Assets held for sale	2,869	2,900
Prepaid expenses and other current assets	16,856	15,158
Total current assets	297,038	373,477
Property, plant and equipment, net	54,719	41,855
Long-term marketable securities	9,614	63,287
Long-term deferred tax assets	58,617	70,476
Goodwill	202,347	121,408
Intangible assets, net	93,287	55,446
Equity method investments	23,814	24,308
Other assets	9,598	9,397
Total assets	$749,034	$759,654
Liabilities and Stockholders' equity
Current liabilities
Accounts payable	$38,812	$44,890
Deferred revenue	28,245	17,886
Accrued warranty and retrofit costs	5,767	6,089
Accrued compensation and benefits	14,494	20,401
Accrued restructuring costs	1,654	2,073
Accrued income taxes payable	4,880	6,111
Deferred tax liabilities	1,154	1,251
Accrued expenses and other current liabilities	21,149	15,550
Total current liabilities	116,155	114,251
Long-term capital lease obligation	—	—
Long-term tax reserves	2,953	3,644
Long-term deferred tax liabilities	2,917	3,196
Long-term pension liabilities	3,115	3,118
Other long-term liabilities	3,660	3,400
Total liabilities	128,800	127,609
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 81,901,445 shares issued and 68,439,576 shares outstanding at December 31, 2015; 81,093,052 shares issued and 67,631,183 shares outstanding at September 30, 2015	819	811
Additional paid-in capital	1,846,863	1,846,357
Accumulated other comprehensive income	5,074	5,898
Treasury stock at cost- 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,031,566)	(1,020,065)
Total stockholders' equity	620,234	632,045
Total liabilities and stockholders' equity	$749,034	$759,654

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2015	2014
Revenue
Product	$89,180	$99,730
Services	30,775	23,006
Total revenue	119,955	122,736
Cost of revenue
Product	58,150	70,220
Services	21,251	13,428
Total cost of revenue	79,401	83,648
Gross profit	40,554	39,088
Operating expenses
Research and development	13,278	13,489
Selling, general and administrative	34,121	29,411
Restructuring and other charges	1,475	2,668
Total operating expenses	48,874	45,568
Operating loss	(8,320)	(6,480)
Interest income	205	251
Interest expense	(3)	(102)
Other (loss) income, net	(59)	1,019
Loss before income taxes and equity in earnings (losses) of equity method investments	(8,177)	(5,312)
Income tax benefit	(3,370)	(3,110)
Loss before equity in earnings (losses) of equity method investments	(4,807)	(2,202)
Equity in earnings (losses) of equity method investments	159	(532)
Loss from continuing operations	(4,648)	(2,734)
Income from discontinued operations, net of tax	—	—
Net loss	(4,648)	(2,734)
Net income attributable to noncontrolling interests	—	—
Net income (loss) attributable to Brooks Automation, Inc.	$(4,648)	$(2,734)
Basic net loss per share attributable to Brooks Automation, Inc. common stockholders:
Net loss from continuing operations	$(0.07)	$(0.04)
Net income from discontinued operations, net of tax	—	—
Basic net loss per share	$(0.07)	$(0.04)
Diluted net loss per share attributable to Brooks Automation, Inc. common stockholders:
Net loss from continuing operations	$(0.07)	$(0.04)
Net income from discontinued operations, net of tax	—	—
Diluted net loss per share	$(0.07)	$(0.04)
Dividend declared per share	$0.10	$0.10

Weighted average shares outstanding used in computing net loss per share:
Basic	68,130	67,126
Diluted	68,130	67,126

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(4,648)	$(2,734)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,445	6,403
Stock-based compensation	4,714	3,483
Amortization of premium on marketable securities	274	336
Undistributed (earnings) losses of equity method investments	(159)	532
Deferred income tax benefit	(3,797)	(4,107)
Loss on disposal of long-lived assets	—	2
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	218	4,973
Inventories	119	(236)
Prepaid expenses and other current assets	(1,697)	1,754
Accounts payable	(7,639)	2,117
Deferred revenue	8,872	705
Accrued warranty and retrofit costs	(305)	(290)
Accrued compensation and benefits	(10,059)	(9,333)
Accrued restructuring costs	(407)	519
Accrued expenses and other current liabilities	(4,308)	(1,089)
Net cash (used in) provided by operating activities	(12,377)	3,035
Cash flows from investing activities
Purchases of property, plant and equipment	(2,486)	(1,576)
Purchases of marketable securities	(12,901)	(22,269)
Sales and maturities of marketable securities	135,873	32,201
Disbursement for a loan receivable	(300)	—
Acquisitions, net of cash acquired	(125,498)	(15,428)
Purchases of other investments	—	(2,500)
Net cash used in investing activities	(5,312)	(9,572)
Cash flows from financing activities
Principal repayments of capital lease obligations	—	(121)
Common stock dividends paid	(6,844)	(6,731)
Net cash used in financing activities	(6,844)	(6,852)
Effects of exchange rate changes on cash and cash equivalents	(617)	1,641
Net decrease in cash and cash equivalents	(25,150)	(16,355)
Cash and cash equivalents, beginning of period	80,722	94,114
Cash and cash equivalents, end of period	$55,572	$77,759

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. Tables reconciling GAAP to the non-GAAP measures are presented below.

			Quarter Ended
	December 31, 2015		September 30, 2015		December 31, 2014
Dollars in thousands, except per share data	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net (loss) income	$(4,648)	$(0.07)	$6,563	$0.10	$(2,734)	$(0.04)
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	82	—	—	—	1,164	0.02
Amortization of intangible assets	2,386	0.03	2,213	0.03	2,221	0.03
Impairment of equity method investments			—	—	681	0.01
Restructuring charges	969	0.01	703	0.01	1,786	0.03
Loss on sale of a building	—	—	1,485	0.02	—	0.00
Liquidation costs due to dissolution of joint venture			150	—	—	—
Merger costs	2,457	0.04	280	—	325	0.00
Adjusted net income	1,246	0.02	11,394	0.17	3,443	0.05
Stock-based compensation	4,713	0.07	2,650	0.04	3,483	0.05
Adjusted net income - excluding stock-based compensation	$5,959	$0.09	$14,044	$0.20	$6,926	$0.10

	Quarter Ended
	December 31, 2015		September 30, 2015		December 31, 2014
Dollars in thousands	$	%	$	%	$	%
Gross profit/gross margin percentage	$40,554	33.8%	$52,805	36.2%	$39,088	31.8%
Adjustments:
Amortization of intangible assets	1,296	1.1%	1,300	0.9%	1,305	1.1%
Purchase accounting impact on inventory and contracts acquired	125	0.1%	—	—%	1,511	1.2%
Adjusted gross profit/gross margin percentage	$41,975	35.0%	$54,105	37.1%	$41,904	34.1%

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2015	2015	2014
Net (loss) income	$(4,648)	$6,563	$(2,734)
Adjustments:
Less: Interest income	(205)	(221)	(251)
Add: Interest expense	3	95	102
Add: Income tax (benefit) provision	(3,370)	1,640	(3,110)
Add: Depreciation	2,938	2,990	3,186
Add: Amortization of completed technology	1,296	1,300	1,304
Add: Amortization of customer relationships and acquired intangible assets	2,211	1,913	1,913
(Loss) earnings before interest, taxes, depreciation and amortization	$(1,775)	$14,280	$410

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2015	2015	2014
(Loss) earnings before interest, taxes, depreciation and amortization	$(1,775)	$14,280	$410
Adjustments:
Add: Stock-based compensation	4,713	2,650	3,483
Add: Restructuring charges	1,475	1,002	2,668
Add: Loss on sale of a building	—	1,941	—
Add: Purchase accounting impact on inventory and contracts acquired	125	—	1,511
Add: Liquidation of a joint venture	—	150	—
Add: Merger costs	2,996	280	325
Add: Impairment of equity method investments	—	—	681
Adjusted earnings before interest, taxes, depreciation and amortization	$7,534	$20,303	$9,078

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2015	2015	2014
Selling, general and administrative expenses	$34,121	$28,425	$29,411
Adjustments:
Less: Amortization of customer relationships and acquired intangible assets	(2,211)	(1,913)	(1,912)
Less: Merger costs	(2,996)	(280)	(325)
Adjusted selling, general and administrative expenses	$28,914	$26,232	$27,174

	Quarter Ended
	December 31,	September 30,	December 31,
Dollars in thousands	2015	2015	2014
Other (expense) income, net	$(59)	$(2,219)	$1,019
Adjustments:
Add: Loss on sale of assets	—	1,941	—
Adjusted other (expense) income, net	$(59)	$(278)	$1,019

	Brooks Product Solutions Segment			Brooks Global Services Segment			Brooks Life Science Segment
	Quarter Ended			Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014
Gross profit	$27,101	$39,244	$26,922	$7,558	$9,197	$8,463	$5,895	$4,364	$3,703
Adjustments:
Amortization of intangible assets	802	744	748	102	157	157	393	399	400
Purchase accounting impact on inventory and contracts acquired	125	—	551	—	—	—	—	—	960
Adjusted gross profit	$28,028	$39,988	$28,221	$7,660	$9,354	$8,620	$6,288	$4,763	$5,063

	Brooks Product Solutions Segment			Brooks Global Services Segment			Brooks Life Science Segment
	Quarter Ended			Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014
Gross margin	35.4%	37.8%	32.5%	33.6%	36.9%	36.5%	28.2%	25.6%	22.2%
Adjustments:
Amortization of intangible assets	1.0%	0.7%	0.9%	0.5%	0.6%	0.7%	1.9%	2.3%	2.4%
Purchase accounting impact on inventory and contracts acquired	0.2%	—%	0.7%	—%	—%	—%	—%	—%	5.8%
Adjusted gross margin	36.6%	38.5%	34.1%	34.0%	37.5%	37.2%	30.1%	27.9%	30.4%

	Brooks Life Science Segment			Brooks Life Science Segment, Excluding BioStorage Technologies, Inc.			BioStorage Technologies, Inc.
	Quarter Ended			Quarter Ended			Quarter Ended
Dollars in thousands	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014
Gross profit	$5,895	$4,364	$3,703	$4,415	$4,364	$3,703	$1,479	$—	$—
Adjustments:
Amortization of intangible assets	393	399	400	393	399	400	$—	—	—
Purchase accounting impact on inventory and contracts acquired	—	—	960	—	—	960	$—	—	—
Adjusted gross profit	$6,288	$4,763	$5,063	$4,809	$4.763	$5,063	$1,479	$—	$—
Adjusted gross profit margin	30.1%	27.9%	30.4%	33.3%	27.9%	30.4%	22.9%	—%	—%
Operating expenses	(10,497)	(9,381)	(9,219)	(9,212)	(9,381)	(9,219)	(1,284)	—	—
Adjusted operating profit	(4,209)	(4,618)	(4,156)	(4,405)	(4,618)	(4,156)	196	—	—
Adjusted operating margin	20.2%	27.1%	24.9%	30.5%	27.1%	24.9%	3.0%	—%	—%